SIDLEY AUSTIN llp 787 Seventh Avenue New York, NY 10019 (212) 839 5300 (212) 839 5599 FAX	BEIJING BRUSSELS CHICAGO DALLAS FRANKFURT GENEVA HONG KONG houston LONDON	LOS ANGELES NEW YORK PALO ALTO SAN FRANCISCO SHANGHAI SINGAPORE SYDNEY TOKYO WASHINGTON, D.C.
Founded 1866

September 13, 2012

Campbell & Company, Inc.

General Partner of Campbell Global Trend Fund, L.P.

2850 Quarry Lake Drive

Baltimore, Maryland 21209

Re: Campbell Global Trend Fund, L.P.

Units of Limited Partnership Interest (the “Units”)

Dear Sir or Madam:

We refer to Post-Effective Amendment Number 5 to Registration Statement on Form S-1 to be filed by Campbell Global Trend Fund, L.P. (the “Partnership”) with the Securities and Exchange Commission under the Securities Act of 1933 (the “Securities Act”), on or about September 13, 2012 (the “Registration Statement”), relating to the registration of Units of the Partnership as set forth on the cover page of the prospectus included therein.

We are familiar with the proceedings to date with respect to the proposed issuance and sale of the Units and have examined such records, documents and questions of law, and satisfied ourselves as to such matters of fact, as we have considered relevant and necessary as a basis of this opinion.

For purposes of rendering this opinion, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as certified or photostatic copies, and the authenticity of the original of copies.

Based on the foregoing, we are of the opinion that:

1. The Partnership has been duly formed and is validly existing in good standing as a limited partnership under the Delaware Revised Uniform Limited Partnership Act (the “Act”).

2. The General Partner has taken all limited partner action required to be taken by it to authorize the issuance and sale of Units to the Subscribers (as defined below) and to authorize the admission to the Partnership of the limited partners of the Partnership.

Sidley Austin (NY) LLP is a Delaware limited liability partnership doing business as Sidley Austin LLP and practicing in affiliation with other Sidley Austin partnerships.

Campbell & Company, Inc.

September 13, 2012

3. Assuming (i) the due authorization, execution and delivery to the General Partner of the Subscription Agreement by each subscriber for Units (the “Subscribers”), (ii) the due acceptance by the General Partner of the admission of the Subscribers as limited partners of the Partnership to the Partnership, (iii) the payment by each Subscriber to the Partnership of the full consideration due from it for the Units subscribed to by it, (iv) the due authorization, execution and delivery by all parties thereto, including the Subscribers as limited partners of the Partnership, of the Third Amended and Restated Agreement of Limited Partnership, (v) that the books and records of the Partnership set forth all information required by the Third Amended and Restated Agreement of Limited Partnership and the Act, including all information with respect to all persons and entities to be admitted as partners and their contributions to the Partnership, (vi) that the Subscribers, as limited partners of the Partnership, do not participate in the control of the business of the Partnership, and (vii) that the Units are offered and sold as described in the Registration Statement and the Third Amended and Restated Agreement of Limited Partnership, the Units to be issued to the Subscribers will represent valid limited partner interests in the Partnership and, subject to the qualifications set forth herein, will be fully paid limited partner interests in the Partnership, as to which the Subscribers as limited partners of the Partnership will have no liability in excess of their obligations to make contributions to the Partnership, their obligations to make other payments provided for in the Third Amended and Restated Agreement of Limited Partnership and their share of the Partnership's assets and undistributed profits (subject to the obligation of a limited partner to repay any funds wrongfully distributed to it set forth in §17-607(b) of the Delaware Revised Uniform Limited Partnership Act).

We express no opinion as to the application of the securities or blue sky laws of the various states (including the State of Delaware) to the sale of the Units.

We are members of the Bar of the State of New York and, except as necessary to render this opinion, do not opine with respect to the laws of any jurisdiction other than the State of New York and the Delaware Revised Uniform Limited Partnership Act.

We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement and all references to our firm included in or made a part of the Registration Statement.

Very truly yours,

/s/ Sidley Austin LLP

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